Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated March 30, 2009, except with respect to the condensed consolidating financial information as included in Note 19, as to which the date is December 18, 2009 relating to the consolidated financial statements of Nexstar Broadcasting Group, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

December 18, 2009